Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $________________________	Issue Date: November __, 2012

SECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, NUVEL HOLDINGS, INC., a Florida corporation (hereinafter called “Borrower”), hereby promises to pay ________________________ or its registered assigns (the “Holder”), address at ________________________, Fax: ________________________, without demand, the sum of ________________________ Dollars ($________________________) (“Principal Amount”), with interest accruing thereon, on ________________________ (the “Maturity Date”), if not sooner paid or modified as permitted herein.

This Note has been entered into pursuant to the terms of a subscription agreement (the “Subscription Agreement”) by and among the Borrower, the Holder and certain other holders (the “Other Holders”) of convertible promissory notes (the “Other Notes”), dated as of November __, 2012, for an aggregate Principal Amount of up to One Million Dollars ($1,000,000).  Unless otherwise separately defined herein, each capitalized term used in this Note shall have the same meaning as set forth in the Subscription Agreement.  The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1           Interest Rate.   Cash interest payable on this Note shall compound annually and accrue at the annual rate of ten percent (10%) from the Issue Date through the Maturity Date.  Interest shall be payable quarterly in arrears on the last day of each calendar quarter commencing December 31, 2012, and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.  Interest will be payable in cash or at the election of the Borrower, with shares of Common Stock provided (i) an Event of Default (as defined in Article IV) or an event which with the passage of time or the giving of notice could become an Event of Default has not occurred, (ii) such Common Stock is immediately resellable pursuant to an effective resale registration statement or Rule 144 without transfer or volume restrictions, (iii) such payment in Common Stock would not cause the Holder to exceed the restrictions on ownership set forth in Section 2.3, and (iv) Borrower provides Holder not less than fifteen (15) business days’ notice prior to the due date of Borrower’s intention to pay such interest with Common Stock.  Interest paid with shares of Common Stock shall be payable on the third business day after the date such interest would be due if paid in cash.  Common Stock to be issued to pay interest shall be valued at eighty percent (80%) of the average of the volume weighted average prices of the Common Stock as reported by Bloomberg L.P. for the Principal Market for the five (5) trading days ending on the due date of the interest payment being made with Common Stock (“PIK Share Value”).

1.2           Payment Grace Period; Default Interest.  The Borrower shall not have any grace period to pay any monetary amounts due under this Note.  After the Maturity Date and during the pendency of an Event of Default, (as defined in Article IV), interest shall accrue at the rate of sixteen percent (16%) per annum.

1.3           Conversion Privileges.  The Conversion Rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default.  This Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof.

1.4           Pari Passu.   Except as otherwise set forth herein, all payments made on this Note and the Other Notes and all actions taken by the Borrower with respect to this Note and the Other Notes, including but not limited to Mandatory Conversion and Optional Redemption, shall be made and taken pari passu with respect to this Note and the Other Notes.  Notwithstanding anything to the contrary contained herein or in the Transaction Documents, it shall not be considered non-pari passu for a Holder or Other Holder to receive interest paid in shares of Common Stock or for the Borrower to pay interest in shares of Common Stock to such Holder or Other Holder.

1.5           Application of Payments.  Payments made in connection with this Note shall be applied first to amounts due hereunder other than principal and interest, thereafter to Interest and finally to Principal Amount.

1.6           Miscellaneous.   Interest on this Note shall be calculated on the basis of a 360-day year and the actual number of days elapsed.  Principal and interest on this Note and other payments in connection with this Note shall be payable at the Holder’s offices as designated above in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim.  Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof.

ARTICLE II

CONVERSION RIGHTS

The Holder shall have the right to convert the principal and any interest due under this Note into Shares of the Borrower’s Common Stock, $0.001 par value per share (“Common Stock”) as set forth below.

2.1.           Conversion into the Borrower’s Common Stock.

(a)           The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued but unpaid interest, at the election of the Holder (the date of giving of such notice of conversion if before 6PM Eastern Time [or if after 6PM Eastern Time, then the next business day] being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the Conversion Price, determined as provided herein.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest, if any, to be converted, by the Conversion Price.  The interest on the Principal Amount converted prior to the Maturity Date shall be increased by an amount equal to (i) from six months through nine months after the Issue Date by One Hundred and Twenty Dollars ($120), or (ii) later than nine months after the Issue Date by One Hundred and Eighty Dollars ($180), for each One Thousand Dollars ($1,000) of Principal Amount being converted (pro-rated for lesser amounts of Principal Amount) less the amount of interest actually paid on such Principal Amount (“Additional Interest”).  Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto as Exhibit A, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing.  In the event such shares are electronically transferable, then delivery of the shares must be made by electronic transfer provided request for such electronic transfer has been made by the Holder.  The Holder will not be required to surrender the Note to the Borrower until the Note has been fully converted or satisfied.

(b)           Subject to adjustment as provided in Section 2.1(c) hereof, the conversion price (“Conversion Price”) per share shall be $0.54.  Effective the sooner of (i) one hundred and eighty days after the Issue Date of this Note, or (ii) the date when the shares of Common Stock issued and/or issuable to Holder upon conversion of the Note and/or payment of the interest on the Note or exercise of the Warrants have been included for resale and are freely resalable pursuant to a current and effective registration statement ("Lookback Period"), in the event the average of the lowest closing prices of the Common Stock as reported by Bloomberg L.P. for the Principal Market for five trading days (or the average of such lesser number of trading days if there are less than five days of trading during the Lookback Period) during the Lookback Period is less than the lowest Conversion Price in effect during the Lookback Period, then the Conversion Price will be automatically reduced to 80% of such closing price.

(c)           The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.           Fundamental Transaction.   If, at any time while this Note is outstanding, (A) the Borrower effects any merger or consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, or spin-off) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act), is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower, or material Subsidiary of the Borrower, (F) the Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property or (G) a majority of the members of the Borrower’s board of directors as of the Closing Date no longer serving as directors of the Borrower, except as a result of natural causes or as a result of hiring additional outside directors in order to meet stock exchange requirements, unless prior written Consent of the Holders had been obtained by the Borrower (in any such case, a "Fundamental Transaction"), this Note, as to the unpaid principal portion thereof and accrued interest thereon, if any, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

B.           Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C.           Stock Splits, Combinations and Dividends.   If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

D.           Share Issuance.   So long as this Note is outstanding, if the Borrower shall issue any Common Stock except for the Excepted Issuances (as defined in the Subscription Agreement), prior to the complete conversion or payment of this Note, for a consideration per share that is less than the Conversion Price that would be in effect at the time of such issue without consent of a Majority in Interest then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Borrower for no consideration will be deemed issuable or to have been issued for $0.001 per share of Common Stock.  The reduction of the Conversion Price described in this paragraph is in addition to the other rights of the Holder described in the Subscription Agreement.  Stock issued, or deemed to have been issued, pursuant to a convertible instrument (including convertible notes, convertible preferred stock, warrants and any other direct or indirect right to acquire equity of the Borrower) shall be deemed to have been issued for a price equal to the actual cash consideration received by the Company for the convertible instrument and not the face value or stated value of said convertible instrument, if such face value or stated value differs from the actual cash consideration received by the Borrower as consideration for the convertible instrument.  By way of example, if a convertible instrument with a face value of $1,000 is sold at an original issue discount for $900, then the issuance price for any stock into which the convertible instrument is convertible shall be calculated based upon the $900 amount actually received by the Borrower as consideration for the convertible instrument and not upon the $1,000 face value of the convertible instrument.

(d)           Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly, but not later than the third (3rd) business day after the effectiveness of the adjustment, provide notice to the Holder setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.  Failure to provide the foregoing notice is an Event of Default under this Note.

(e)           During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than an amount of Common Stock equal to 150% of the amount of shares of Common Stock issuable upon the full conversion of this Note.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2           Method of Conversion.  This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement.  Upon partial conversion of this Note, provided Holder has surrendered an original Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3.           Maximum Conversion.   The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of  the Borrower on such Conversion Date.  For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate conversions of 4.99%.  The Holder shall have the authority to determine whether the restriction contained in this Section 2.3 will limit any conversion hereunder and the extent such limitation applies and to which convertible or exercisable instrument or part thereof such limitation applies.  The Holder may increase to not more than 9.99% or waive the 4.99% conversion limitation described in this Section 2.3, in whole or in part, including with respect to the payment of interest in shares of Common Stock upon and effective after 61 days prior written notice to the Borrower.  For the avoidance of doubt, any failure by Borrower to issue shares of Common Stock to a Holder due to the operation of this Section 2.3 shall not constitute an Event of Default, a delay in issuing or a failure to deliver such shares of Common Stock.

2.4.           Borrower’s Obligations.  Upon the conversion of this Note or part thereof, the Borrower shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel to assure that the Borrower’s transfer agent shall issue stock certificates in the name of a Holder (or its permitted nominee) or such other persons as designated by Holder and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion.  The Borrower warrants that no instructions other than these instructions have been or will be given to the Borrower’s transfer agent and that the certificates representing such shares shall contain no legend other than the legend set forth in Section 4(h) of the Subscription Agreement.  If and when a Holder sells the Conversion Shares, assuming (i) a registration statement including such Conversion Shares for registration has been filed with the Commission, is effective and the prospectus, as supplemented or amended, contained therein is current and (ii) Holder or its agent confirms in writing to the transfer agent that Holder has complied with the prospectus delivery requirements, the Borrower will reissue the Conversion Shares without restrictive legend.  In the event that the Conversion Shares are sold in a manner that complies with an exemption from registration, the Borrower will promptly instruct its counsel to issue to the transfer agent an opinion permitting removal of the legend, provided that Holder complies with Section 11.2(a) of the Subscription Agreement.

2.5           Late Delivery.  The Borrower understands that a delay in the delivery of the Conversion Shares in the form required pursuant to Section 2.5 hereof later than the Delivery Date could result in economic loss to the Holder.  As compensation to Holder for such loss, the Borrower agrees to pay (as liquidated damages and not as a penalty) to Holder for late issuance of Conversion Shares in the form required pursuant to this Note upon Conversion of the Note, the amount of $100 per business day after the Delivery Date for each $10,000 of Note principal amount and interest (and proportionately for other amounts) being converted of the corresponding Conversion Shares which are not timely delivered.  The Borrower shall pay any payments incurred under this Section upon demand.  Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Borrower fails for any reason to effect delivery of the Conversion Shares on or before the Delivery Date, the Holder will be entitled to revoke all or part of the relevant Notice of Holder by delivery of a notice to such effect to the Borrower whereupon the Borrower and Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the damages payable in connection with the Borrower’s default shall be payable through the date notice of revocation or rescission is given to the Borrower.

2.6           Buy-In.   In addition to any other rights available to Holders, if the Borrower fails to deliver to a Holder Conversion Shares by the Delivery Date and if after the Delivery Date Holder or a broker on Holder’s behalf purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by Holder of the Common Stock which Holder was entitled to receive upon such conversion (a “Buy-In”), then the Borrower shall pay to Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion request was not timely honored together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Note principal and/or interest, the Borrower shall be required to pay Holder $1,000 plus interest. Holder shall provide the Borrower written notice and evidence reasonably acceptable to the Borrower indicating the amounts payable to Holder in respect of the Buy-In.

ARTICLE III

ACCELERATION AND REDEMPTION

3.1.           Redemption.  This Note may not be prepaid, converted, redeemed or called by the Borrower without the consent of the Holder except as described in this Note.

3.2.           Mandatory Redemption at Holder’s Election.   In the event (i) the Borrower is prohibited from issuing Conversion Shares, (ii) of the occurrence of any other Event of Default that continues beyond any applicable cure period, (iii) of the occurrence of a Fundamental Transaction, or (iv) upon the liquidation, dissolution or winding up of the Borrower or any material Subsidiary, then at the Holder's election, the Borrower must pay to Holder not later than ten (10) days after request by Holder, a sum of money determined by multiplying the amount of outstanding Principal Amount designated by Holder by, at Holder’s election, the greater of (A) 110% with respect to (i), (iii) and (iv) above 110%, or with respect to (ii) above 135% (each the “Redemption Percentage” as applicable), or (B) a fraction the numerator of which is the highest closing price of the Common Stock for the thirty (30) days preceding the date demand is made by Holder pursuant to this Section 3 and the denominator of which is the lowest applicable Conversion Price during such thirty (30) day period, together with accrued but unpaid interest and any other amounts due under the Transaction Documents ("Mandatory Redemption Payment").  The Mandatory Redemption Payment must be received by Holder on the same date as the Conversion Shares otherwise deliverable or within ten (10) days after request, whichever is sooner ("Mandatory Redemption Payment Date"). Upon receipt of the Mandatory Redemption Payment, the corresponding Note principal, interest and other amounts will be deemed paid and no longer outstanding.  The Holder may rescind the election to receive a Mandatory Redemption Payment at any time until such payment is actually received.  The foregoing notwithstanding, Holder may demand and receive from the Borrower the amount stated above or any other greater amount which Holder is entitled to receive or demand pursuant to the Transaction Documents.

ARTICLE IV

EVENTS OF DEFAULT

The occurrence of any of the following events of default (each an “Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

4.1           Failure to Pay Principal or Interest.  The Borrower (i) fails to pay any installment of principal or interest under this Note when due or (ii) fails to pay any other sums due under this Note when due.

4.2           Breach of Covenant.  The Borrower or any Subsidiary breaches any material covenant or other term or condition of the Subscription Agreement, Transaction Documents or this Note, except for a breach of payment, in any material respect.

4.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, or the Transaction Documents shall be false or misleading in any material respect as of the date made and the Closing Date.

4.4           Liquidation.   Any dissolution, liquidation or winding up by Borrower or a material Subsidiary of a substantial portion of its business.

4.5           Cessation of Operations.   Any cessation of operations by Borrower or a material Subsidiary.

4.6           Maintenance of Assets.   The failure by Borrower or any material Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) that results in a Material Adverse Effect, and such failure is not cured by Borrower within ten (10) days written notice to Borrower from Holder.

4.7           Receiver or Trustee.  The Borrower or any material Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.8           Judgments.  Any money judgment, writ or similar final process shall be entered or made in a non-appealable adjudication against Borrower or any material Subsidiary or any of its property or other assets for more than $50,000 in excess of the Borrower’s insurance coverage, unless stayed vacated or satisfied within thirty (30) days.

4.9           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any material Subsidiary.

4.10           Delisting.   An event resulting in the Common Stock no longer being quoted on a Principal Market and that is not cured by the Borrower within ten (10) days following cessation of such listing or quotation; failure to comply with the requirements for continued quotation on a Principal Market for a period of twenty (20) consecutive trading days; or notification from a Principal Market that the Borrower is not in compliance with the conditions for such continued listing or quotation and such non-compliance continues for twenty (20) days following such notification.

4.11           Non-Payment.  A default by the Borrower or any material Subsidiary under any one or more obligations in an aggregate monetary amount in excess of $50,000 for more than twenty (20) days after the due date, unless the Borrower or such Subsidiary is contesting the validity of such obligation in good faith.

4.12           Stop Trade.  An SEC or judicial stop trade order or OTCQB suspension that lasts for ten (10) or more consecutive trading days.

4.13           Failure to Deliver Common Stock or Replacement Note.  Borrower’s failures to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note and the Warrant or, if required, a replacement Note following a partial conversion.

4.14           Reservation Default.   Failure by the Borrower to have reserved for issuance upon conversion of the Note or upon exercise of the Warrants, the number of shares of Common Stock as required in the Subscription Agreement, this Note and the Warrants.

4.15           Financial Statement Restatement.  The restatement after the date hereof of any financial statements filed by the Borrower with the Securities and Exchange Commission for any date or period from two years prior to the Issue Date of this Note and until the Issue Date of this Note, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.  For the avoidance of doubt, any restatement related to new accounting pronouncements shall not constitute a default under this Section 4.15.

4.16           Reverse Splits.   The Borrower effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder.

4.17           Event Described in Subscription Agreement.  The occurrence of an Event of Default as described in the Subscription Agreement or any other Transaction Document that, if susceptible to cure, is not cured during any designated cure period.

4.18           Notification Failure.   A failure by Borrower to notify Holder of any material event of which Borrower is obligated to notify Holder pursuant to the terms of this Note or any other Transaction Document.

4.19           Sale of Assets.  The Borrower effects any sale of all or substantially all of its assets in one or more series of transactions without the consent of Holder.

4.20           Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of an event of default under any such other agreement to which Borrower and Holder are parties which is not cured after any required notice and/or cure period.

4.21           Other Note Default.   The occurrence of an Event of Default under any Other Note.

ARTICLE V

SECURITY INTEREST

5.           Security Interest/Waiver of Automatic Stay.   This Note is secured by a security interest granted to the Collateral Agent (for the benefit of Holder and the Other Holders) pursuant to a Security Agreement, as delivered by Borrower to Holder.  The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower or a Subsidiary, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and any other agreement to which the Borrower or a Subsidiary and Holder are parties (collectively, “Loan Documents”) and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362.  FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW.  The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder.  The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

ARTICLE VI

MISCELLANEOUS

6.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:  if to the Borrower, to: Nuvel Holdings, Inc., 315 University Avenue, Los Gatos, CA 95030, Attn: Jay Elliot, CEO, fax: ________________________, with a copy by fax only to (which shall not constitute notice): Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, NY 10022, Attn: Darren L. Ofsink, Esq., fax: 646-224-9844 , and (ii) if to the Holder, to the address and fax number listed on the first paragraph of this Note, with a copy by fax (which shall not constitute notice) only to: Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581, fax: (212) 697-3575.

6.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

6.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign its obligations under this Note.

6.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

6.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.  This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

6.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

6.8           Non-Business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

6.9           Facsimile Signature.  In the event that the Borrower’s signature is delivered by facsimile transmission, PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the Borrower with the same force and effect as if such signature page were an original thereof.

6.10         Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the _____ day of November, 2012.

NUVEL HOLDINGS, INC.

By:         ________________________________
Name:
Title:

WITNESS:

______________________________________

EXHIBIT A - NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the regular interest and $_________ of Additional Interest due on the Note issued by NUVEL HOLDINGS, INC. on November ___, 2012 into Shares of Common Stock of NUVEL HOLDINGS, INC. (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.
Date of Conversion:

Conversion Price:

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: Less than 5% of the outstanding Common Stock of NUVEL HOLDINGS, INC.

Shares To Be Delivered:

Signature:

Print Name:

Address:

A - 1